Exhibit 99.1

ADC Reports Results for First Fiscal Quarter 2008

  Net Sales for 1Q08 Were $339 Million, Up 14% from 1Q07;
  $0.24 GAAP Loss Per Share from 1Q08 Continuing Operations Includes $0.43 Nonoperating Impairment of Available-for-Sale Securities, as well as $0.01 Of Restructuring Charges, $0.07 Of Purchased Intangible Amortization, and $0.01 Of Stock Option Compensation Expense;
  Gross Margin Improved to 36.0% from 31.9% in 1Q07;
  Operating Income Grew 156% from 1Q07;
  Sales Outside the United States At 42% of Total Sales; Europe Sales Up 9% from 1Q07;
  Total Cash Provided by Operating Activities from Continuing Operations Was $6 Million in 1Q08 and $127 Million in the Last 12 Months

MINNEAPOLIS--(BUSINESS WIRE)--ADC (NASDAQ: ADCT) (www.adc.com) today announced unaudited results for its first quarter ended February 1, 2008. The results from continuing operations are summarized below for ADC’s three reportable business segments: Global Connectivity Solutions, Network Solutions and Professional Services. Network solutions is a new reportable segment, which combines ADC’s legacy wireline and wireless businesses with the newly acquired LGC Wireless.

“With this strong start to 2008, ADC continues its momentum from 2007. We are making significant strides in our strategy to build ADC’s long-term value as a leading global network infrastructure company,” said Robert E. Switz, president and CEO of ADC. “In our first quarter of 2008, we again successfully executed our strategic plan to grow sales and operating earnings, while better positioning ADC for global fiber connectivity leadership, a new generation of wireless capacity and coverage solutions, and expansion in developing country markets. We are also very pleased with the progress of our recent acquisitions of LGC Wireless and Century Man Communication, as well as our competitive transformation initiative — a multiyear program designed to serve our customers better, achieve significant competitive advantages and establish cost leadership in our businesses.”

Continued Strong Operating Income Growth

"I am very pleased that our first quarter of fiscal 2008 continues the momentum of the strong operating performance we achieved in every quarter of fiscal 2007. ADC’s successful efforts to transform our business competitively resulted in continued strong operating income growth in the first quarter of 2008,” said James G. Mathews, ADC’s Chief Financial Officer. “While our sales grew 14% in the quarter over the same period in 2007, our operating income grew 156% on a year-over-year comparison. Our competitive transformation initiative was an important factor in our gross margins improving to 36.0% in first quarter of 2008 compared to 31.9% in the first quarter of 2007. Lastly, ADC has generated total cash provided by operating activities from continuing operations of $6 million in the first quarter of 2008 and $127 million in the last twelve months ended February 1, 2008.”

GAAP Results (dollars in millions, except per share amounts), Continuing Operations

ADC Results	2008 First Quarter	2007 Fourth Quarter	2007 First Quarter
Net sales	$338.5	329.6	297.2
Percent outside U.S.	41.5%	42.2%	42.0%
Gross margin	36.0%	34.5%	31.9%
Operating income	$18.4	11.9	7.2
Impairment of available-for-sale securities	$50.2	29.4	-
Income (loss) before income taxes	$(26.5)	(9.7)	10.8
Income (loss) from continuing operations	$(28.0)	(7.2)	9.7
Earnings (loss) per share from continuing operations – diluted	$(0.24)	(0.06)	0.08
Weighted average common shares outstanding – diluted (millions)	117.6	117.5	117.3

The table below shows certain expenses (benefits) included in GAAP results (dollars in millions).

(dollars in millions)	2008 First Quarter	2007 Fourth Quarter	2007 First Quarter
Amortization of purchased intangibles	$8.7	5.9	6.0
Restructuring and operating impairment Charges	$1.2	2.2	0.6
Stock-option compensation expense in selling And administration expense	$1.4	1.9	1.4
ADC Foundation grant in selling and administration expense	$-	10.0	-
Nonoperating impairment of available-for-sale securities in other income/expense, net	$50.2	29.4	-
Benefit from reduction of deferred tax asset valuation reserve in provision/benefit for income taxes	$-	(6.0)	-

Diluted EPS Calculation

The calculation of GAAP diluted EPS from continuing operations reflects the if-converted method, which assumes that ADC’s convertible notes are converted to common stock, if such treatment is dilutive. This method results in the fully diluted EPS calculation for continuing operations using a:

  Numerator equal to the sum of income from continuing operations plus the addback of after-tax interest expense from the convertible notes. The convertible notes consist of $200 million in 1.0% fixed rate notes maturing on June 15, 2008 and $200 million in variable rate notes maturing on June 15, 2013, with an interest rate equal to 6-month LIBOR plus 0.375%. The interest rate for the variable rate notes is reset on each June 15 and December 15. The interest rate on the variable rate notes is 5.204% for the six-month period ending June 15, 2008. There are two additional tranches of 3.5% fixed rate convertible notes of $225 million each with maturities of July 15, 2015 and July 15, 2017.
  Denominator equal to weighted average common shares outstanding for basic EPS plus employee stock options (where dilutive) plus 30.4 million shares assuming the convertible notes are converted to common stock.

If adjusting GAAP earnings for the expenses (benefits) in the above table, the variables below may be used in determining adjusted diluted EPS from continuing operations, with and without the if-converted method to determine which is the most dilutive treatment.

(millions)	2008 First Quarter	2007 Fourth Quarter	2007 First Quarter
Weighted average common shares – diluted	117.6	117.5	117.3
Weighted average common shares – diluted (if-converted)	148.0	131.7	131.5
If-converted convertible note interest add back	$5.2	3.4	3.4

Nonoperating Impairment Charge for Available-for-Sale Securities

As disclosed in our annual report on Form 10-K for the 2007 fiscal year and as last updated on a Form 8-K filed on February 6, 2008, current capital market conditions have significantly reduced our ability to liquidate our remaining auction-rate securities that we classify as available-for-sale securities on our balance sheet. All of our auction-rate security investments have made their scheduled interest payments based on par value. In addition, the interest rates have been set to the maximum rate defined for the issuer.

As of February 1, 2008 and October 31, 2007, our available-for-sale securities were:

	February 1,	October 31,
(millions)	2008	2007
Current available-for-sale securities	$3.3	$61.6
Long-term available-for sale securities	90.3	113.8
Total available for sale securities	$93.6	$175.4

In early November 2007, we sold at par $23 million of auction-rate securities. We recorded a $50 million other-than-temporary impairment of our holdings in auction-rate securities during the three months ended February 1, 2008. This reduced the fair value of auction rate securities we hold, which had an original par value of $170 million, to $90 million as of that date. Based upon prices in monthly account statements as of February 29, 2008 provided by the firms who manage our investments in auction-rate securities, we presently estimate we will record an additional charge of approximately $7 million during the second quarter of fiscal 2008 to further reduce the fair value of these securities.

All of the auction-rate securities we hold are now classified as long-term on our balance sheet. We will not be able to liquidate any of these auction-rate securities until either future auctions are successful or, in the event secondary market sales become available, until we decide to sell the securities in a secondary market. Secondary market sales of any of these securities could take a significant amount of time to complete and could potentially result in a further loss.

“As we stated last quarter, ADC has always taken a conservative approach to investing our excess cash, with a corporate policy of purchasing only highly rated investment-grade securities and having preservation of capital and liquidity as our primary objectives. We are not pleased that this group of highly rated investment-grade securities in our portfolio is currently illiquid and has lost value. Capital market conditions for auction-rate securities remain uncertain and we will continue to monitor these investments very closely. Nonetheless, ADC’s balance sheet and cash position remain strong,” added Mathews. “With $793 million of cash and cash equivalents, we currently expect that our existing cash resources will be sufficient to meet our anticipated needs for working capital and capital expenditures to execute our current business plan, as well as pay $200 million for the maturity of our convertible notes due in June, 2008.”

GAAP Segment Results (dollars in millions), Continuing Operations

During the first quarter of fiscal 2008, we completed the acquisition of LGC Wireless which resulted in a change to our internal management reporting structure. A new business unit was created by combining our legacy wireless and wireline businesses with the newly acquired LGC Wireless business to form the Network Solutions segment. As a result, we have changed our reportable segments to be consistent with management’s current internal reporting presentation and have reclassified prior year segment disclosures to conform to the new segment presentation for ADC’s three reportable business segments: Global Connectivity Solutions, Network Solutions and Professional Services.

Sales by Segment (dollars in millions)	2008 First Quarter	2007 Fourth Quarter	2007 First Quarter
Global Connectivity Solutions	$246.3	250.2	226.0
Network Solutions	$39.9	24.4	22.5
Professional Services	$52.3	55.0	48.7
Total ADC	$338.5	329.6	297.2

Products By Segment Percent of Total ADC Sales	2008 First Quarter	2007 Fourth Quarter	2007 First Quarter
Global Connectivity Solutions:
Global Copper Connectivity	30%	31%	34%
Global Fiber Connectivity	28	28	27
Global Enterprise Connectivity	15	17	16
Total GCS	73	76	77
Network Solutions - Wireless	9	3	2
Network Solutions - Wireline	3	4	5
Professional Services	15	17	16
Total ADC	100%	100%	100%

Operating Income (Loss) By Segment (dollars in millions)	2008 First Quarter	2007 Fourth Quarter	2007 First Quarter
Global Connectivity Solutions	$28.3	28.2	12.6
Network Solutions	$(5.7)	(4.2)	(2.1)
Professional Services	$(3.0)	0.1	(2.7)
Restructuring, operating impairments and ADC Foundation grant	$(1.2)	(12.2)	(0.6)
Total ADC	$18.4	11.9	7.2

ADC’s sales for the first quarter of 2008 were $339 million, up 14% from the first quarter of 2007 and up 3% from the fourth quarter of 2007. Excluding $24 million of sales from LGC Wireless and Century Man Communication in the 2008 results, sales in the first quarter of 2008 were up 6% from the first quarter of 2007 and down 5% from the fourth quarter of 2007.

Global Connectivity Solutions (GCS)

GCS sales of $246 million in the first quarter of 2007 increased 9% from $226 million in the same quarter in 2007. GCS experienced a 20% increase in sales of global fiber connectivity solutions primarily due to strong growth in central office and data center deployments. Customers worldwide are building and deploying fiber network solutions to increase network speed and capacity. The increase in fiber sales was offset partially by a 1% decline of global copper connectivity shipments, which largely reflected a decrease in sales of outside cabinets in Europe. Sales of global enterprise connectivity products increased 8% as a result of market share gains with global customers and an increase in the number of data center consolidation projects. The quarter also included sales of $1.5 million as a result of the Century Man acquisition that closed during January 2008.

GCS sales in the first quarter of 2008 declined 2% from $250 million in the fourth quarter of 2007. Due primarily to seasonality, sales of global copper connectivity products decreased 5% sequentially from the fourth quarter while enterprise connectivity product sales decreased 8%. During the same sequential period, sales of global fiber connectivity products increased 6% due to central office, FTTX and data center deployments. As previously noted, the most recent quarter benefited slightly from sales generated by our Century Man acquisition.

Network Solutions

Network Solutions’ wireless sales of $29 million nearly quadrupled in the first quarter of 2008 compared to $7 million in the same quarter in 2007, and more than doubled from $11 million in the fourth quarter of 2007. The large increase in sales was generated primarily as a result of the inclusion of $23 million in sales as a result of the LGC Wireless acquisition that closed in December 2007.

Network Solutions’ wireline sales of $11 million decreased 27% in the first quarter of 2008 compared to the same quarter in 2007 and decreased 15% from the fourth quarter of 2007. The decreases in wireline product sales were the result of a long-term, industry-wide product substitution trend. This decline in market demand for high-bit-rate digital subscriber line products is expected to continue as carriers deliver fiber and Internet Protocol services closer to end-user premises.

Professional Services

Professional Services first quarter 2008 sales of $52 million increased 7% from the same quarter in 2007 predominately in the United States due to a major customer continuing to expand its network build programs. First quarter 2008 sales were 5% below the fourth quarter of 2007 due to seasonality.

Other GAAP Data & Related Statistics

Summarized below is certain ADC balance sheet and cash flow information on a GAAP basis and related statistics:

Balance Sheet Data (dollars in millions)	February 1, 2008	October 31, 2007	February 2, 2007
Cash and cash equivalents – unrestricted	$792.6	520.2	141.2
Short-term available-for-sale securities	$3.3	61.6	420.8
Long-term available-for-sale securities	$90.3	113.8	7.2
Restricted cash	$13.1	12.8	12.9
Total cash and securities	$899.3	708.4	582.1
Current portion of long-term notes payable	$220.6	200.6	-
Long-term notes payable	$651.3	200.6	400.0

ADC’s total cash, cash equivalents and available-for-sale securities (short- and long-term) were $899 million as of February 1, 2008. The increase from October 31, 2007 was primarily a result of $439 million from a convertible note issuance in December 2007 partially offset by $197 million paid for the acquisitions of LGC Wireless and Century Man, as well as a $50 million other-than-temporary impairment on available-for-sale securities. This impairment is a nonoperating charge in other income/expense, net. These same factors were also primarily responsible for the increase from February 2, 2007, plus $127 million total cash provided by operating activities from continuing operations in the last twelve months.

ADC believes that its existing $793 million of cash and cash equivalents will be sufficient to meet our anticipated needs for executing our current business plan. ADC has the following two tranches of convertible notes with conversion prices of $28.091 per share: $200 million of 1% fixed rate convertible notes that mature on June 15, 2008, and $200 million of variable rate (six-month LIBOR plus 0.375%) convertible notes that mature on June 15, 2013. ADC has two additional tranches of 3.5% fixed rate convertible notes at $225 million each with maturities of July 15, 2015 and July 15, 2017, which have conversion prices of $27.00 and $28.55 per share, respectively.

In addition, ADC’s deferred tax assets, which are substantially reserved at this time, should reduce its income tax payable on U.S. taxable earnings in future years.

Cash Flow Data and Related Statistics (dollars in millions)	2008 First Quarter	2007 Fourth Quarter	2007 First Quarter
Total cash provided by operating activities From continuing operations	$5.6	46.8	31.4
Days sales outstanding	58.6	51.7	46.4
Inventory turns – annualized	4.4	5.1	4.8
Depreciation and amortization	$20.2	17.1	17.1
Property, equipment and patent additions, Net of disposals	$7.3	7.2	8.5

Employees

Total employees were approximately 10,600 as of February 1, 2008, 9,050 as of October 31, 2007 and 8,600 as of February 2, 2007. The change in employees from October 31, 2007 and February 2, 2007 primarily is due to the acquisitions of LGC Wireless and Century Man in the quarter, as well as a variation in the number of manufacturing personnel in Mexico. As demand for products increases or decreases, we change the number of manufacturing employees in our Mexico facilities to accommodate our manufacturing needs.

Outlook for 2008 Annual Guidance and Information on Long-term Business Direction

“We expect to grow sales and operating income in 2008 at or above the average rate globally for our industry for a couple of key reasons,” said Switz. “First, we expect that normalized spending patterns will resume in 2008 as the merger integration among some of our key customers is completed. Second, we believe that we are very well positioned to grow our market share in the fiber, copper and enterprise connectivity markets, as well as in wireless capacity and coverage solutions and developing country markets. The combination of these sales growth expectations and our continued efforts in the competitive transformation of our operations drives our belief that we can grow operating income in 2008 at a rate faster than sales as we did in the first quarter of 2008 and throughout fiscal year 2007. Ultimately, delivering these kinds of results are expected to lead to growth in long-term shareholder value.”

To date, we have not seen an impact on our business that we would attribute to the current concerns in the general economic environment. Like most companies, however, ADC continues to monitor economic developments as a general economic slowdown or recession could have an adverse impact on our business going forward.

In fiscal 2008, ADC currently expects its second quarter 2008 sales will be sequentially higher than the first quarter by 10%-15% as customers begin spending their 2008 capital budgets, which should continue through the balance of the calendar year. ADC believes that sales will peak in the third quarter 2008 at a level slightly above the second quarter. As is in past three years, ADC expects fourth quarter 2008 sales to be lower than the third quarter as customers’ capital spending nears the end of the calendar year. In 2008, quarterly gross margins are expected to be 35% or higher; however, they are expected to rise and decline with sales volume levels and mix from quarter to quarter resulting in the first and fourth quarter’s gross margins generally being lower than in the middle two quarters.

On a continuing operations basis, ADC currently expects its 2008 sales to be in the range of $1.480-$1.505 billion. This includes the results of both the LGC Wireless and Century Man acquisitions that closed in the first quarter of 2008. Based on this annual sales estimate and subject to sales mix and other factors, GAAP diluted EPS from continuing operations in 2008 is estimated to be in the range of $0.32 to $0.42 which includes estimated charges (benefits), net of tax, listed in the below table.

2008 Estimate
Estimated GAAP EPS from continuing operations – diluted	$0.32-0.42(1)
Amortization of purchased intangibles	$0.31
Stock-option compensation expense in selling and administration	$0.05
Restructuring and operating impairment charges	$0.01
Approximately $57 million nonoperating impairment of available-for-sale securities as of February 29, 2008, subject to further evaluation throughout 2008	$0.46

1 Excludes potential future restructuring, operating impairment, further potential nonoperating impairment associated with our available-for-sale securities, purchased intangible amortization, and certain non-operating gains/losses, as well as benefits from any reduction of the deferred tax asset valuation reserve, of which the amounts are uncertain at this time. The calculation of GAAP diluted EPS from continuing operations includes the if-converted method, which assumes that ADC’s convertible notes are converted to common stock, if such treatment is dilutive.

Long-Term Growth Potential in Global Network Infrastructure

Because of our focus on long-term growth potential, we are investing research and development resources, expanding go-to-market presence and examining acquisitions that are aligned closely with our core strategy to be a leading global network infrastructure company. ADC is committed to increasing its fiber connectivity, wireless and enterprise portfolios, and growing in developing country markets. Specifically, our strategic objectives are focused on the following areas:

  Achieving global fiber connectivity leadership. ADC has strong customer relationships in which we supply high-performance fiber connectivity solutions to nearly every type of communications service provider, including major wired service providers around the globe as well as wireless service providers, cable operators, and large business enterprises. Our technology and service leadership position in these blue-chip companies positions us to be a global fiber connectivity leader as fiber continues to be deployed deeper into both public and private networks. We believe that fiber will dominate next-generation network infrastructure as communications service providers transition from narrowband to broadband services. Across the globe, the deployment of fiber-intensive broadband networks that offer enhanced communications services and generate new revenue is accelerating.
  Executing our wireless capacity and coverage strategy. We have an exciting growth opportunity in our new FlexWave™ all-IP radio access network (IP RAN) solution that allows wireless operators to meet the growing coverage and capacity demands of advanced wireless services, while at the same time containing costs through flexible Internet Protocol (IP) backhaul. Our execution of this strategy was accelerated in December 2007 with our acquisition of LGC Wireless, a global leader in specialized wireless coverage and capacity solutions for carriers and enterprises. We are building and marketing next-generation IP radio access nodes and distributed antenna systems for several important application areas: the home, business and outdoor venues such as campuses, public sites and hard-to-serve areas like tunnels and canyons. These products are designed to address both coverage and capacity for emerging data and video intensive wireless handsets.
  Growing sales in developing country markets. We are pursuing plans to accelerate ADC’s growth potential, expand our product offerings, enhance our low-cost manufacturing capabilities and provide a price and feature competitive platform for gaining a leadership position in developing country markets. In January 2008, we executed on this strategic initiative and acquired Century Man, a leading provider of communication distribution frame solutions in China. Developing countries in Asia, Eastern Europe, Africa and Latin America are important to ADC as they are investing in communications infrastructure at higher rates than developed countries due to significant demand for communications services. In many cases, these developing countries need products designed for their application and installation requirements. As a result, we are investing in research and development, and examining potential acquisitions that can capture the strong potential of faster growing countries outside the United States and Western Europe.
  Continuing our competitive transformation. Coupled with the need for sales growth, ADC must also improve processes to enhance our customers’ experience in doing business with ADC and become more cost efficient in order to increase profitability. We therefore are acting aggressively to conduct our operations more effectively and efficiently. We will continue working on our competitive transformation initiative — a multiyear program designed to serve our customers better, achieve significant competitive advantages and establish cost leadership in our businesses. Through this initiative, we expect to realize the benefits of our highly leveragable operating model to drive strong earnings growth and cash flow generation at higher sales volumes.

Income Tax Expense

As of February 1, 2008, ADC had a total of $1,008 million in deferred tax assets (primarily for U.S. income taxes) that have been offset by a valuation allowance of $953 million. Approximately $213 million of these deferred tax assets relate to capital loss carryovers that can be utilized only against realized capital gains through fiscal 2009. Excluding the deferred tax assets related to capital loss carryovers, most of the remaining deferred tax assets are not expected to expire until after 2021. In fiscal 2006, ADC determined that its recent experience generating U.S. income, along with its projection of future U.S. income, constituted significant positive evidence for partial realization of its U.S. deferred tax assets. Therefore, ADC recorded a tax benefit of $49 million in fiscal 2006 and an additional $6 million in fiscal 2007 for a total of $55 million related to a partial release of valuation allowance on the portion of our U.S. deferred tax assets expected to be realized over the two-year period subsequent to fiscal 2007. At one or more future dates, if sufficient positive evidence exists that it is more likely than not that the benefit will be realized with respect to additional deferred tax assets, we will release additional valuation allowance. Also, if there is a reduction in the projection of future U.S. income, we may need to increase the valuation allowance. As it generates pre-tax income in future periods, ADC currently expects to record reduced income tax expense until either its deferred tax assets are fully utilized to offset future income tax liabilities or the value of its deferred tax assets are fully restored on the balance sheet.

A copy of this news release can be accessed at www.adc.com/investorrelations/newsandcommunications/earningsreleases/.

Today’s 5:00 p.m. Eastern Earnings Conference Call and Webcast

ADC will discuss its first quarter and fiscal year 2007 results and current 2008 outlook on a conference call scheduled today, March 5, at 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489 or on the Internet at www.adc.com/investor, by clicking on Webcasts. Starting today at 7:30 p.m. Eastern time, the replay of the call can be accessed until 11:59 p.m. Eastern time on March 12 by domestic callers at (800) 642-1687 and by international callers at (706) 645-9291 (conference ID number is 34124549) or on the Internet at www.adc.com/investor, by clicking on Webcasts.

About ADC

ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC's innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

Cautionary Statement Regarding Forward Looking Information

All forward-looking statements contained herein, particularly those pertaining to ADC's expectations or future operating results, reflect management's current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC cautions that any forward-looking statements made by us in this report or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation: future sales; profit percentages; earnings per share and other results of operations; whether expectations or beliefs regarding the marketplace in which we operate actually are realized; the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity; potential adverse financial impacts caused a decline in the fair value and lack of liquidity of auction-rate securities we presently hold; the demand for equipment by telecommunication service providers, from which a majority of our sales are derived; the fact our business is increasingly dependent on project-based capital deployment initiatives by our customers for which sales are more prone to significant fluctuations; our ability to operate our business to achieve, maintain and grow operating profitability; macroeconomic factors that influence the demand for telecommunications services and the consequent demand for communications equipment; consolidation among our customers, competitors or vendors which could cause disruption in our customer relationships or our displacement as an equipment vendor to the surviving entity in a customer consolidation; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices with respect to acquisitions or divestitures; our ability to integrate the operations of any acquired businesses with our own operations and to realize planned synergies from such transactions; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we presently feel have the greatest growth potential; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, such as variations in demand for particular products in our portfolio that have varying profit margins; the impact of regulatory changes on our customers' willingness to make capital expenditures for our equipment and services; financial problems, work interruptions in operations or other difficulties faced by our customers or vendors, which can influence future sales to customers as well as our ability to either collect amounts due us or obtain necessary materials and components; economic and regulatory conditions both in the United States and outside of the United States, as a significant portion of our sales come from non-U.S. jurisdictions; our ability to protect our intellectual property rights and defend against infringement claims made by other parties; possible limitations on our ability to raise additional capital if required, either due to unfavorable market conditions or lack of investor demand; our ability to attract and retain qualified employees in a competitive environment; potential liabilities that could arise if there are design or manufacturing defects with respect to any of our products; our ability to obtain raw materials and components and the prices of those materials and components, which can be subject to volatility; our dependence on contract manufacturers to make certain of our products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our results; political, economic, and legal uncertainties related to doing business in China; our ability to successfully defend or satisfactorily settle any pending litigation or litigation that may arise; fluctuations in the telecommunications market, and other risks and uncertainties, including those identified in the section captioned Risk Factors in Item 1A of ADC's Annual Report on Form 10-K for the year ended October 31, 2007 and as may be updated in Item 1A of ADC's subsequent Quarterly Reports on Form 10-Q or other filings we make with the SEC. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In millions)

ASSETS

	February 01,	October 31,
	2008	2007

CURRENT ASSETS:
Cash and cash equivalents	$792.6	$520.2
Available-for-sale securities	3.3	61.6
Accounts receivable, net of reserves of $6.7 and $6.6	220.4	189.4
Unbilled revenues	28.6	34.3
Inventories, net of reserves of $41.6 and $41.3	197.5	170.2
Assets of discontinued operations	-	0.4
Prepaid and other current assets	37.4	32.1

Total current assets	1,279.8	1,008.2

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $405.6 and $395.9	201.0	199.2

RESTRICTED CASH	13.1	12.8

GOODWILL	349.6	238.4

INTANGIBLES, net of accumulated amortization of $106.2 and $95.9	188.2	121.9

AVAILABLE-FOR-SALE SECURITIES	90.3	113.8

OTHER ASSETS	83.1	70.5

Total Assets	$2,205.1	$1,764.8

LIABILITIES & SHAREOWNERS' INVESTMENT

CURRENT LIABILITIES:
Current portion of long-term debt	$220.6	$200.6
Accounts payable	106.2	92.5
Accrued compensation and benefits	59.4	80.8
Other accrued liabilities	62.1	61.2
Income taxes payable	3.5	15.5
Restructuring accrual	16.1	19.6
Liabilities of discontinued operations	2.3	3.9

Total current liabilities	470.2	474.1

PENSION OBLIGATIONS & OTHER LT LIABILITIES	96.8	82.5
LONG-TERM DEBT	651.3	200.6
Total liabilities	1,218.3	757.2

SHAREOWNERS' INVESTMENT
(117.6 and 117.6 shares outstanding)	986.8	1,007.6

Total liabilities and shareowners' investment	$2,205.1	$1,764.8

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
GAAP BASIS
(In Millions, Except Earnings Per Share)

	For the Three Months Ended
	February 01,	October 31,	February 02,
	2008	2007	2007
Products	$298.4	$290.5	$261.8
Services	40.1	39.1	35.4
NET SALES	338.5	329.6	297.2

Products	181.8	182.5	168.9
Services	35.0	33.5	33.4
COST OF SALES	216.8	216.0	202.3
GROSS PROFIT	121.7	113.6	94.9
GROSS MARGIN	36.0%	34.5%	31.9%

OPERATING EXPENSES:
Research and development	19.5	17.5	16.8
Selling and administration	73.9	76.1	64.3
Amortization of purchased intangibles	8.7	5.9	6.0
Impairment charges	-	0.7	-
Restructuring charges	1.2	1.5	0.6
Total Operating Expenses	103.3	101.7	87.7
As a Percentage of Net Sales	30.6%	30.9%	29.5%

OPERATING INCOME	18.4	11.9	7.2
OPERATING MARGIN	5.4%	3.6%	2.4%
OTHER INCOME (EXPENSE), NET:
Interest, net	4.3	5.2	3.1
Other, net	(49.2)	(26.8)	0.5

INCOME (LOSS) BEFORE INCOME TAXES	(26.5)	(9.7)	10.8
PROVISION (BENEFIT) FOR INCOME TAXES	1.5	(2.5)	1.1
INCOME (LOSS) FROM CONTINUING OPERATIONS	(28.0)	(7.2)	9.7

DISCONTINUED OPERATIONS, NET OF TAX:
Income (loss) from discontinued operations	0.7	1.3	(1.0)
Loss on sale of discontinued operations, net	-	(0.1)	(5.1)
Total Discontinued Operations	0.7	1.2	(6.1)

NET INCOME (LOSS)	$(27.3)	$(6.0)	$3.6
NET MARGIN	(8.1%)	(1.8%)	1.2%

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	117.6	117.5	117.2
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	117.6	117.5	117.3

EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS - BASIC	$(0.24)	$(0.06)	$0.08
EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS - DILUTED	$(0.24)	$(0.06)	$0.08

EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS - BASIC	$0.01	$0.01	$(0.05)
EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS - DILUTED	$0.01	$0.01	$(0.05)

NET EARNINGS (LOSS) PER SHARE - BASIC	$(0.23)	$(0.05)	$0.03
NET EARNINGS (LOSS) PER SHARE - DILUTED	$(0.23)	$(0.05)	$0.03

SUPPLEMENTARY SCHEDULE
ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
EARNINGS PER SHARE CALCULATION - UNAUDITED
GAAP BASIS
(In Millions, Except Per Share Amounts)

Numerator:	For the Three Months Ended
	February 01,	October 31,	February 02,
	2008	2007	2007
Net income (loss) from continuing operations	$(28.0)	$(7.2)	$9.7
Net income (loss) from continuing operations - diluted	$(28.0)	$(7.2)	$9.7

Denominator:
Weighted average common shares outstanding – basic	117.6	117.5	117.2
Employee options and other	-	-	0.1
Weighted average common shares outstanding – diluted	117.6	117.5	117.3

Basic income (loss) per share from continuing operations	$(0.24)	$(0.06)	$0.08
Diluted income (loss) per share from continuing operations	$(0.24)	$(0.06)	$0.08

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(In millions)
SUBJECT TO RECLASSIFICATION

	Three Months Ended
	February 01,	October 31,	February 02,
	2008	2007	2007
Operating Activities:
Income (loss) from continuing operations	$(28.0)	$(7.2)	$9.7
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities from continuing operations:
Inventory Write-offs	2.8	-	2.2
Impairments	-	0.7	-
Writedown of Investments	50.2	29.4	-
Depreciation and amortization	20.2	17.1	17.1
Provision for bad debt	(0.3)	(1.7)	(0.2)
Non-cash stock compensation	5.4	3.3	1.9
Change in warranty reserve	(1.5)	-	0.8
Change in deferred income taxes	(2.5)	(6.9)	-
Loss on sale of property and equipment	-	0.3	0.3
Other, net	(2.5)	(1.7)	(1.0)
Changes in operating assets & liabilities, net of divestitures:
Accounts receivable and unbilled revenues	28.8	(7.2)	18.5
Inventories	(14.6)	7.1	(3.8)
Prepaid and other assets	5.7	(5.6)	(1.3)
Accounts payable	(15.5)	(0.9)	(6.2)
Accrued liabilities	(42.6)	15.0	(6.6)
Pension liabilities	-	5.1	-
Total cash provided by operating activities from continuing operations	5.6	46.8	31.4
Total cash used for operating activities from discontinued operations	(0.5)	(0.7)	(5.6)
Total cash provided by operating activities	5.1	46.1	25.8

Investing Activities:
Acquisitions, net of cash acquired	(197.1)	-	-
Divestitures, net of cash disposed	-	0.1	0.1
Property, equipment and patent additions	(7.4)	(7.4)	(8.7)
Proceeds from disposal of property and equipment	0.1	0.2	0.2
Decrease in restricted cash	-	0.3	1.2
Purchases of available-for-sale securities	(4.7)	(119.0)	(267.4)
Sale of available-for-sale securities	36.7	447.0	245.4
Total cash provided by (used for) investing activities from continuing operations	(172.4)	321.2	(29.2)
Total cash provided by investing activities from discontinued operations	-	-	0.7
Total cash provided by (used for) investing activities	(172.4)	321.2	(28.5)

Financing Activities:
Debt issued	450.0	-	-
Payments of financing costs	(10.7)	-	-
Common stock issued	0.3	1.2	0.1
Total cash provided by financing activities	439.6	1.2	0.1

Effect of Exchange Rate Changes on Cash	0.1	2.8	1.5

Increase (decrease) in cash and cash equivalents	272.4	371.3	(1.1)

Cash and cash equivalents, beginning of period	520.2	148.9	142.2

Cash and cash equivalents, end of period	$792.6	$520.2	$141.1

CONTACT:
ADC
Investor Relations:
Mark Borman, 952-917-0590
or
Media Relations:
Mike Smith, 952-917-0306